Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Acquires
Acworth Medical Complex Near Atlanta

ATLANTA (July 9, 2014) - American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT has acquired Acworth Medical Complex, an approximately 39,000-square-foot medical office building in the Atlanta suburb of Acworth.
Located at 4769, 4791 and 4797 South Main Street, Acworth Medical Complex is approximately 83 percent leased to four tenants, including Emory Specialty Associates, LLC, a wholly owned subsidiary of Emory Healthcare, Northside Hospital and Eldercare Pharmacy, which in the aggregate lease approximately 69 percent of the space through June 2020. A number of medical services are provided at the building, including: pharmacological, nursing, cardiac imaging and cancer care.

Emory Healthcare, the building’s principal tenant, is the largest comprehensive healthcare system in Georgia, with 1,830 licensed patient beds, 9,000 employees and more than 20 health centers located throughout Greater Atlanta. Emory has an Aa2 credit rating, as provided by Moody’s Corporation.

“Acworth Medical Complex is affiliated with two of Atlanta’s most prestigious hospital systems in Emory and Northside,” said Dan Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT III. “Additionally, it is both an attractive and modern medical office building, having undergone a comprehensive renovation in 2009.”

Acworth Medical Complex was acquired from unaffiliated third party investors represented by Spencer Coan of SK Commercial Realty. Griffin-American Healthcare REIT III financed the acquisition using cash on hand.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, senior housing and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 30 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 27 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.2 billion in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.

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This release contains certain forward-looking statements, including statements with respect to the occupancy of Acworth Medical Complex. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Acworth, Georgia; the strength and financial condition of Acworth Medical Complex and its tenants; the success of Emory Healthcare and Northside Hospital; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.